Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form SB-2, Amendment #4 for Hosp-Italia Industries, Inc. and Subsidiary (Company) of our report dated March 9, 2004, relating to the financial statements of Hosp-Italia Industries, Inc. and Subsidiary (a development stage company) as of April 30, 2003, and the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended, and for the period from September 6, 2000 (inception) through April 30, 2003. Our report, dated March 9, 2004, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

SPROUSE & ANDERSON, L.L.P.

Austin, Texas

July 6, 2004